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                                                                    EXHIBIT 10.3


                              SUPERVISORY AGREEMENT

This Supervisory Agreement (Agreement) is made and is effective this 26TH day of JULY, 2001 (the Effective Date), by and between Metropolitan Bank and Trust Company (Metropolitan or Institution), OTS Docket No. 06381, a state chartered savings association having its main office located at 22901 Millcreek Boulevard, Highland Hills, Ohio 44122, and the State of Ohio, Division of Financial Institutions (ODFI) having its offices located at 77 South High Street, 21St Floor, Columbus, Ohio 43215, acting through the Superintendent or his designee (Superintendent), and the Office of Thrift Supervision (OTS), an office within the United States Department of the Treasury, having its principal executive offices located at 1700 G. Street, N. W., Washington, D.C., acting through its Central Regional Director or his designee (Regional Director). It is understood and agreed that this Agreement is a written agreement entered into with the ODFI within the meaning of Section 1155.021 of the Ohio Revised Code and with the OTS within the meaning of 12 U.S.C. Sections 1818 (b) (1) and (i)(2)1.

         WHEREAS, the ODFI is the state regulator of Metropolitan pursuant to Chapter 1155.01 et seq. of the Ohio Revised Code; and

         WHEREAS, the OTS is the primary federal regulator of Metropolitan pursuant to the Home Owners' Loan Act, 12 U.S.C. Sec. 1461 et seq. (HOLA); and

         WHEREAS, based on the Report of Examination, dated December 27, 2000 (Report of Examination), the ODFI and the OTS are of the opinion that Metropolitan has engaged in acts and practices that are considered to be unsafe and unsound; and

         WHEREAS, the ODFI and OTS are of the opinion that grounds exist for the initiation of administrative proceedings against Metropolitan; and

         WHEREAS, the ODFI and OTS are of the view that it is appropriate to take measures intended to ensure that Metropolitan will engage in safe and sound practices; and

         WHEREAS, Metropolitan, acting through its Board of Directors (the Board), without admitting or denying any unsafe and unsound practices, wishes to cooperate with the ODFI and OTS and to evidence the intent to: (i) comply with all applicable laws and regulations and (ii) engage in safe and sound practices.




(1) All references to the United States Code (U.S.C.) are as amended, unless otherwise indicated.





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         NOW THEREFORE, in consideration of the above premises and the mutual undertakings set forth herein, the parties hereto agree as follows:

                                     CAPITAL

(1) Capital Improvement and Risk Reduction Plan.
    --------------------------------------------

         A. By September 28, 2001, Metropolitan shall develop and submit to the Superintendent and Regional Director for review and non-objection a comprehensive Capital Improvement and Risk Reduction Plan (Plan). The Plan shall contain quantitative goals and related timeframes for achieving the following:

         (i) Increasing core and risk based capital in excess of "well capitalized" as defined in 12 C.F.R. Sec. 565.4(b)(1) by December 31, 2001, provided that if Metropolitan is unable to achieve this result by December 31, 2001, despite its best efforts and/or for reasons beyond Metropolitan's control, then the Director and the Superintendent, in their joint discretion, may extend such date;

         (ii)  Increasing earnings;

         (iii) Maintaining at each quarter-end subsequent to the Effective Date of this Agreement the Allowance for Loan and Lease Losses (ALLL) at no less than the minimum level established by the Board approved policy in effect on April 30, 2001;

         (iv) Reducing the investment in fixed assets, including office space leased to others and future branch sites, so that the investment in fixed assets (other than artwork) is no more than twenty five (25) percent of core capital by December 31, 2002;

         (v) Reducing the investment in artwork by $1.3 million by no later than December 31, 2001, and by an additional $2.0 million by no later than December 31, 2002;

         (vi) Attaining compliance with the Board approved limits in its interest rate risk policy in effect on April 30, 2001;

         (vii) Reducing the Institution's reliance on volatile funding sources, including but not limited to, brokered and out-of-state deposits;

         (viii) Reducing the level of loans in excess of the supervisory loan to value limits to no more than fifty (50) percent of core capital;







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         (ix)   Controlling credit risk, in part, by establishing aggregate limitations by loan type; and

         (x)    Restricting growth as prescribed in Section (6) A.

         B. The Plan shall also contain a detailed proforma balance sheet and income statement, organized on a monthly basis, through at least, December 31, 2003. By September 30, 2002, and by September 30 of each year thereafter, the proforma balance sheet and income statement shall be revised for the following year ending December 31, and extended for the next following year ending December 31.

         C. After review and non-objection by the Superintendent and Regional Director, Metropolitan shall implement the Plan and adhere to it in all respects.

         D. Any proposed major deviations from, or material changes to the Plan shall be submitted to the Superintendent and the Regional Director at least thirty (30) calendar days prior to such changes for their review and non-objection. If no objection or request for additional information is received by Metropolitan within five (5) days following the expiration of such thirty
(30) day period, Metropolitan may go forward with the proposed deviation or change.

         E. On a quarterly basis, beginning with the calendar quarter ending September 30, 2001, the Board shall review the progress of Metropolitan in meeting the goals and timeframes set forth in the Plan and prepare a written analysis detailing the actual progress against the projections in the Plan. Minutes of the Board and committee meetings shall document the deliberations, actions, and decisions regarding the analysis.

                                   MANAGEMENT

(2) Compliance Committee.
    ---------------------

         A. Within thirty (30) calendar days of the Effective Date of this Agreement, the Board shall establish a Compliance Committee consisting of, at a minimum, three outside directors. This committee shall be responsible for assessing Metropolitan's progress in the following areas:

          (i) Compliance with each provision of this Agreement;

         (ii) Compliance with the items listed in Matters Requiring Board Attention on pages 5 and 6 of the Report of Examination;






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       (iii) Compliance with the other corrective actions noted with an asterisk on pages 7 through 46 of the Report of Examination; and

       (iv) Reviewing the Asset Liability Committee (ALCO) meeting minutes to ensure that the strategies employed by the ALCO are consistent with the Plan.

(3) Audit Committee.
    ----------------

         A. Within thirty (30) calendar days of the Effective Date of this Agreement, the Board shall ensure that the responsibilities of the Audit Committee include the following:

         (i) Assessing Metropolitan's progress in addressing exceptions noted by the independent auditors as a part of the annual independent audit;

         (ii) Assessing Metropolitan's progress in addressing exceptions noted by the internal audit department;

         (iii) Assessing the adequacy of the loan review process and the staffing level of the loan review unit on at least a semi-annual basis; and

         (iv) Requiring the loan review unit to report directly to the Audit Committee. The Audit Committee should review, on a monthly basis, reports containing the findings of the loan review unit. These reports shall, at a minimum, include comparative trends for delinquent and classified and special mention assets both in the aggregate and by loan portfolio type.

(4) Internal Reporting and Controls.
    --------------------------------

         A. Within sixty (60) calendar days of the Effective Date of this Agreement, the Board shall develop and implement procedures to ensure the following:

         (i) The accuracy of loan delinquency reports provided to the Board and/or used for the preparation of the Thrift Financial Report (TFR);

         (ii) The accuracy of any TFR, including the Consolidated Capital Requirement (CCR) and Consolidated Maturity and Rate (CMR) schedules, that are filed subsequent to the implementation of these procedures; and

         B. Within ninety (90) calendar days of the Effective Date of this Agreement, the Board shall develop and implement procedures to ensure that underwriting, documentation, and ongoing servicing of the loan portfolios are in accordance





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with regulation, Board approved policies, and sound underwriting standards.
These procedures, at a minimum, shall include documentation exception logs and a follow-up tickler system.

                           SENSITIVITY TO MARKET RISK

(5) Interest Rate Risk Management.
    ------------------------------

         A. Within one hundred and twenty (120) calendar days of the Effective Date of this Agreement, the Board shall review and revise its internal interest rate risk system to ensure that it reliably measures the Institution's exposure to Net Portfolio Value (NPV) and earnings sensitivity. Within fifteen (15) calendar days of completing this review of the internal interest rate risk system, the Board shall provide the Superintendent and Regional Director with a written report describing its findings and actions taken in connection with the review.

         B. The reliability of the internal interest rate risk system shall be verified by a quarterly reconciliation of the results of the system with those of the OTS interest rate risk model, and by an annual assessment which includes a review of the assumptions and methodologies used, an evaluation of the system's accuracy, and recommendations to address any identified weaknesses. Within seventy five (75) calendar days following the close of the end of each calendar quarter, the Board shall provide the Superintendent and the Regional Director with a written summary of the reconciliation. Within thirty (30) calendar days following the completion of the annual assessment, the Board shall provide the Superintendent and the Regional Director with a written summary of the annual assessment.

         C. Within one hundred and twenty (120) calendar days of the Effective Date of this Agreement, the Board shall integrate the internal interest rate risk system, required pursuant to Section (5) A., and the Plan, required pursuant to Section (1), into its strategic planning process so that funding and investment strategies are consistent with the Institution's overall goals for reducing risk. Strategies employed by the ALCO shall be consistent with the Plan and documented in the ALCO meeting minutes.

                                  MISCELLANEOUS

(6) Operating Restrictions.
    ----------------------

         A. Metropolitan's total assets at the end of any calendar quarter shall not exceed the level existing at March 31, 2001, as reported on the March 31, 2001 Thrift Financial Report for Metropolitan, without the prior written consent of the Regional Director and the Superintendent (OTS Regulatory Bulletin 3b).






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         B. Metropolitan shall not enter into any employment contract with any director or senior executive officer without prior written approval of the Regional Director and the Superintendent (OTS Thrift Activities Handbook, Sec.
310).

         C. Metropolitan must file a notice with the Regional Director and the Superintendent prior to adding a director or hiring a senior executive officer or changing the responsibilities of any senior executive officer so that the person would assume a different senior executive position (12 C.F.R. Sec. 563.560(a)(1)(ii)).

         D. Metropolitan is prohibited from making any golden parachute payments, unless the payment is otherwise permitted by regulation (12 C.F.R. Sec. 359.1(f) and Sec. 359.2).

(7) Director Responsibility.
    ------------------------

         Notwithstanding the requirements of this Agreement that the Board submit various matters to the Superintendent and Regional Director for the purpose of receiving approval, non-objection or notice of acceptability, such regulatory oversight does not derogate or supplant each individual member's continuing fiduciary duty. The Board shall have the ultimate responsibility for overseeing the safe and sound operation of Metropolitan at all times, including compliance with the determinations of the Superintendent and Regional Director as required by this Agreement.

(8) Compliance with Agreement.
    -------------------------

         A. The Board and officers of Metropolitan shall take immediate action to cause Metropolitan to comply with the terms of this Agreement and shall take all actions necessary or appropriate thereafter to cause Metropolitan to continue to carry out the provisions of this Agreement.

         B. Beginning with the calendar quarter ending September 30, 2001, the Board, on a quarterly basis, shall adopt a board resolution (the "Compliance Resolution") formally resolving that, following a diligent inquiry of relevant information (including reports of management), to the best of its knowledge and belief, during the immediately preceding calendar quarter, Metropolitan has complied with each provision of this Agreement currently in effect, except as otherwise stated. The Compliance Resolution shall: (i) specify in detail how, if at all, full compliance was found not to exist, and (ii) identify all notices of exemption or non-objection issued by the Superintendent and the Regional Director that were outstanding as of the date of its adoption.

         C. The minutes of the meeting of the Board shall set forth the following information with respect to the adoption of each Compliance
Resolution: (i) the





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identity of each director voting in favor of its adoption; and (ii) the identity of each director voting in opposition to its adoption or abstaining from voting thereon, setting forth each such director's reasoning for opposing or abstaining.

         D. The Board shall promptly respond to any request from the ODFI and/or the OTS for documents to demonstrate compliance with this Agreement.

(9) Reporting Requirements.
    -----------------------

         A. Beginning no later than sixty (60) days from the Effective Date of this Agreement, the Compliance Committee shall provide a written report of its findings, as set forth in Section (2), to the full Board at each monthly Board meeting. The minutes of the Board and Compliance Committee meetings shall document the deliberations, actions, and decisions regarding the written report.

         B. On a quarterly basis, beginning with the quarter ending September 30, 2001, the Audit Committee shall provide a written report of its findings, as set forth in Section (3), to the Board within sixty (60) calendar days following the end of each quarter. The minutes of the Board and Audit Committee meetings shall document the deliberations, actions, and decisions regarding the written report.

         C. On a quarterly basis, the Board shall provide to the Superintendent and the Regional Director, within 60 days following the close of each calendar quarter, a written report that consists of the following:

         (i) Beginning with the calendar quarter ending September 30, 2001, a written analysis detailing the actual progress against the projections in the Plan described in Section (1);

         (ii) Beginning with the calendar quarter ending September 30, 2001, a written report regarding the findings of the Compliance Committee, as set forth in Section (2) and Section (9) A.

         (iii) Beginning with the calendar quarter ending September 30, 2001, a written report of the Audit Committee findings, as set forth in Section (3). and Section (9) B.

         (iv) Beginning with the calendar quarter ending September 30, 2001, a certified true copy of the Compliance Resolution, as set forth in Section (8). The Board, by virtue of Metropolitan's submission of a certified true copy of each such Compliance Resolution to the Superintendent and the Regional Director, shall be deemed to have certified to the accuracy of the statements set forth in each Compliance Resolution, except as provided below. In the event that one or more Directors do not agree with the representations set forth in a Compliance Resolution, such disagreement shall be noted in the minutes.






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(10) Definitions.
     ------------

         All technical words or terms used in this Agreement for which meanings are not specified or otherwise provided by the provisions of this Agreement shall, insofar as applicable, have meanings as defined in Chapter V of Title 12 of the Code of Federal Regulations, HOLA, Federal Deposit Insurance Act (FDIA), or OTS Memoranda. Any such technical words or terms used in this Agreement and undefined in said Code of Federal Regulations, HOLA, FDIA, or OTS Memoranda shall have the meanings that are in accordance with the best custom and usage in the savings and loan industry.

(11) Successor Statutes, Regulations, Guidance, Amendments.
     -----------------------------------------------------

         Reference in this Agreement to provisions of statutes, regulations, and OTS Memoranda shall be deemed to include references to all amendments to such provisions as have been made as of the Effective Date of this Agreement and references to successor provisions as they become applicable.

(12) Notices.
     -------

         A. Except as otherwise provided herein, any request, demand, authorization, direction, notice, consent, waiver or other document provided or permitted by this Agreement to be made upon, given or furnished to, delivered to, or filed with:

        (i) The ODFI and OTS, by the Institution, shall be sufficient for every purpose hereunder if in writing and mailed, first class, postage prepaid or sent via overnight delivery service or physically delivered, in each case addressed to the Superintendent, Division of Financial Institutions, 77 South High Street, 21St Floor, Columbus, Ohio 43215 or telecopied to (614) 644-1631 and the Regional Deputy Director, Office of Thrift Supervision, Department of the Treasury, One South Wacker Drive, Suite 2000, Chicago, Illinois 60606 or telecopied to (312) 917-5001 and confirmed by first class mail, postage prepaid, overnight delivery service or physically delivered, in each case to the above address; and

         (ii) The Institution, by the ODFI and/or OTS, shall be sufficient for every purpose hereunder if in writing and mailed, first class, postage prepaid, or sent via overnight delivery service or physically delivered, in each case addressed to Metropolitan at 22901 Millcreek Boulevard, Highland Hills, Ohio 44122 or telecopied to (216) 206-1770, and confirmed by first class mail, postage prepaid, overnight delivery service or physically delivered, in each case to the above address.






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         B. Notices hereunder shall be effective upon receipt, if by mail, overnight delivery service or telecopy, and upon delivery, if by physical delivery. If there is a dispute about the date on which a written notice has been received by a party to this Agreement, then, in the event such notice was sent by the United States mail, there shall be a presumption that the notice was received two business days after the date of the postmark on the envelope in which the notice was enclosed.

(13) Duration, Termination or Suspension of Agreement.
     ------------------------------------------------

         A. This Agreement shall become effective upon its Effective Date by the ODFI and OTS, through their authorized representatives whose signatures appear below. The Agreement shall remain in effect until terminated, modified or suspended, in writing, by the ODFI, acting through its Superintendent or authorized representative, and the OTS, acting through its Director or the Regional Director (including any authorized designee thereof).

         B. The Superintendent and the Regional Director in their sole joint discretion may, by written notice, suspend any or all provisions of this Agreement.

(14) Time Limits.
     ------------

         Time limitations for compliance with the terms of this Agreement run from the Effective Date, unless otherwise noted. The Superintendent and the Regional Director, in their joint discretion, may extend any of such time limitations.

(15) Effect of Headings.
     ------------------

         The Section and paragraph headings herein are for convenience only and shall not affect the construction hereof.

(16) Separability Clause.
     -------------------

         In case any provision in this Agreement is ruled to be invalid, illegal or unenforceable by the decision of any Court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, unless the Superintendent and the Regional Director in their sole joint discretion determine otherwise.

(17) No Violations of Law, Rule, Regulation or Policy Statement Authorized;
     -----------------------------------------------------------------------
      ODFI and/or OTS Not Restricted.

         Nothing in this Agreement shall be construed as: (i) allowing the Institution to violate any law, rule, regulation, or policy statement to which it is subject or (ii)







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restricting the ODFI and OTS from taking such actions) that are appropriate in fulfilling the responsibilities placed upon either by law, including, without limitation, any type of supervisory, enforcement or resolution action that the ODFI and/or OTS determine to be appropriate.

(18) Successors in Interest/Benefit.
     ------------------------------

         The terms and provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their successors in interest. Nothing in this Agreement, express or implied, shall give to any person or entity, other than the parties hereto, and the Federal Deposit Insurance Corporation and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Agreement.

(19) Integration Clause.
     ------------------

         This Agreement represents the final written agreement of the parties with respect to the subject matter hereof and constitutes the sole agreement of the parties, as of the Effective Date of this Agreement, with respect to such subject matter.

(20) Enforceability of Agreement.
     ---------------------------

         Metropolitan represents and warrants that this Agreement has been duly authorized, executed, and delivered, and constitutes, in accordance with its terms, a valid and binding obligation of the Institution. Metropolitan acknowledges that this Agreement is a "written agreement" entered into with the ODFI within the meaning of Section 1155.021 of the Ohio Revised Code and with OTS within the meaning of Section 8 of the FDIA, 12 U.S.C. sec.1818.

         IN WITNESS WHEREOF, the ODFI, acting by and through the Superintendent, the OTS, acting by and through the Regional Director, and Metropolitan hereby execute this Agreement as of the Effective Date.

DIVISION OF FINANCIAL
INSTITUTIONS

By: /s/ F. Scott O'Donnell
    ----------------------
        F. Scott O'Donnell, Superintendent

OFFICE OF THRIFT SUPERVISION

By:  /s/ Ronald N. Karr
     ------------------
         Ronald N. Karr,
         Regional Director

METROPOLITAN BANK AND TRUST COMPANY
By:  /s/ Malvin E. Bank                        By:  /s/ Robert R. Broadbent
     ------------------                             -----------------------
         Malvin E. Bank,                                Robert R. Broadbent,
         Director                                       Director

By:  /s/ Marjorie M. Carlson                   By:  /s/ Lois K. Goodman
     -----------------------                        -------------------
         Marjorie M. Carlson,                           Lois K. Goodman,
         Director                                       Director





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By:  /s/ Marguerite B. Humphrey                By:  /s/ James A. Karman
     --------------------------                     -------------------
         Marguerite B. Humphrey,                        James A. Karman,
         Director                                       Director

By:  /s/ Robert M. Kaye                        By:  /s/ Ralph D. Ketchum
     ------------------                             --------------------
         Robert M. Kaye,                                Ralph D. Ketchum,
         Director                                       Director

By:  /s/ Kenneth T. Koehler                    By:  /s/ Alfonse M. Mattia
     ----------------------                         ---------------------
         Kenneth T. Koehler,                            Alfonse M. Mattia,
         Director                                       Director

By:  /s/ David P. Miller
     -------------------
         David P. Miller,
         Director